Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2018, relating to the consolidated financial statements of Net Element, Inc. appearing in Net Element’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ DASZKAL BOLTON LLP

Fort Lauderdale, Florida

November 30, 2018